Exhibit 24.1

Power of Attorney

December 22, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

This letter confirms that Andrew J. Rosell is authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf and on behalf of each entity for which I may sign such filings.  This authorization and designation shall be valid until either revoked in writing by the undersigned or until three years from the date of this letter.

Very truly yours,

_/s/ John B. Kleinheinz_________________
John B. Kleinheinz